Rule 424(b)(3)
Registration No. 333-132201

Pricing Supplement dated May 28, 2008
(To Prospectus dated March 7, 2006
and Prospectus Supplement dated March 7, 2006)

TOYOTA MOTOR CREDIT CORPORATION
Medium-Term Notes, Series B - Floating Rate

Capitalized terms used in this Pricing Supplement that are defined in the Prospectus Supplement shall have the meanings assigned to them in the Prospectus Supplement.

CUSIP: 89233PX92

Principal Amount (in Specified Currency): $150,000,000.
TMCC may increase the Principal Amount prior to the Original
Issue Date but is not required to do so.

Issue Price: 100%

Trade Date: May 28, 2008

Original Issue Date: May 30, 2008

Stated Maturity Date: June 26, 2009

Initial Interest Rate: The Federal Funds Rate with respect to
		       May 29, 2008 plus 0.44%

Interest Payment Period: Quarterly

Interest Payment Dates: June 26, 2008, September 26, 2008,
			December 26, 2008, March 26, 2009 and
			June 26, 2009

Net Proceeds to Issuer: $149,957,000

Agents' Discount or Commission: See "Additional Terms of the Notes -
				Plan of Distribution"

Agents:	Banc of America Securities LLC
	Toyota Financial Services Securities USA Corporation

Agents' Capacity:  See "Additional Terms of the Notes -
		   Plan of Distribution"

Calculation Agent: Deutsche Bank Trust Company Americas

Interest Calculation:
[X] Regular Floating Rate Note
[ ] Inverse Floating Rate Note:
	Fixed Interest Rate:
[ ] Floating Rate/Fixed Rate Note:
	Fixed Interest Rate:
	Fixed Rate Commencement Date:

[ ] Other Floating Rate Note
	(See attached)


Interest Rate Basis:
	[ ] CD Rate
	[ ] CMS Rate
	[ ] CMT Rate
	[ ] Commercial Paper Rate
	[ ] Eleventh District Cost of Funds Rate
	[X] Federal Funds Rate
	[ ] LIBOR Reuters/Page:
	[ ] LIBOR Telerate/Page:
	[ ] Prime Rate
	[ ] Treasury Rate
	[ ] Other (see attached)

If CMT:
Designated CMT Maturity Index:
	__ Year(s)
Designated CMT Telerate Page:
	[ ] 7051
	[ ] 7052
If  7052:
	[ ] Week
	[ ] Month

Spread (+/-): +0.44%

Spread Multiplier: Not Applicable
Index Maturity: Not Applicable
Index Currency: Not Applicable
Maximum Interest Rate: Not Applicable
Minimum Interest Rate: Not Applicable

Initial Interest Reset Date: June 2, 2008
Interest Rate Reset Period: Daily
Interest Reset Dates: Each Business Day
Interest Determination Date: One Business Day preceding the
			     related Interest Reset Date

Day Count Convention:
	[ ]  30/360
	[X]  Actual/360
	[ ]  Actual/Actual

Business Day Convention
	[X] Following
	[ ] Modified Following

Redemption: Not Applicable
Redemption Date(s):
Notice of Redemption:

Repayment: Not Applicable
Optional Repayment Date(s):
Repayment Price:

Original Issue Discount:  No

Specified Currency: U.S. dollars

Minimum Denominations: $1,000 and $1,000 increments thereafter
Form of Note:
	[X] Book-entry only
	[ ] Certificated



ADDITIONAL TERMS OF THE NOTES

Interest

Notwithstanding anything contained in this Pricing Supplement or the Prospectus Supplement to the contrary, the Interest Rate to be used for the two Business Days immediately prior to each Interest Payment Date (including the Stated Maturity Date) will be the Interest Rate in effect on the second Business Day preceding such Interest Payment Date (including the Stated Maturity Date).

Plan of Distribution

Subject to the terms and conditions set forth in an Appointment Agreement dated September 25, 2007 and an Appointment Agreement Confirmation dated May 28, 2008 (collectively, the "Appointment Agreement") between Toyota Motor Credit Corporation ("TMCC") and
Banc of America Securities LLC, Banc of America Securities LLC, acting as principal, has agreed to purchase and TMCC has agreed to sell to Banc of America Securities LLC, $130,000,000 in principal amount of the Notes offered hereby (the "Banc of America Notes") at 99.99% of such principal amount. Banc of America Securities LLC will receive a discount or commission equal to 0.01% of such principal amount. Under the terms of and subject to the conditions of the Third Amended and Restated Distribution Agreement dated
March 7, 2006 between TMCC and  Merrill Lynch, Pierce, Fenner &
Smith Incorporated, Citigroup Global Markets Inc., Deutsche Bank Securities Inc., HSBC Securities (USA) Inc., J.P. Morgan Securities Inc., Morgan Stanley & Co. Incorporated and Toyota Financial
Services Securities USA Corporation ("TFSS USA") (such agreement, the "Distribution Agreement") incorporated by reference in the Appointment Agreement, Banc of America Securities LLC is committed to take and pay for all of the Banc of America Notes, if any are taken. Banc of America Securities LLC may resell the Banc of America Notes to one or more investors or to one or more broker-dealers (acting as principal for the purposes of resale) at a price equal to 100% of their principal amount.

Subject to the terms and conditions set forth in the Distribution Agreement, TMCC is offering $20,000,000 in principal amount of the Notes offered hereby (the "TFSS USA Notes") at 100.00% of such principal amount through TFSS USA, acting as agent, and TFSS USA has agreed to use its reasonable efforts to solicit offers to purchase the TFSS USA Notes. TFSS USA will receive a discount or commission equal to 0.15% of the principal amount of any TFSS USA Notes sold.